Exhibit 5.15

Francisco Berninzon Ponce

Eduardo Benavides Torres

Gastón Fernández Cruz

María Luz Vargas Chávez

José Antonio Jaramillo Finn

Francisco Cabezas Pereda

Vladimir Contreras Granda

Cynthia Cuba Copello

Claudia Chong García

Mónica Germany Segura

Luis Felipe Gonzales

Sandra Lorca Visconti

Karina Luna Portugal

Luis Felipe Marcionelli Rodríguez

Juan Carlos Meléndez Cebrián

Cynthia Munailla Carbajal

Claudia Núñez Delgado

Antonio Ramírez Mejía

Carlos Ratti Scudellari

Miguel Santa María Iglesias

Maurice Saux Spigno

Iván Yaya Zumaeta

Consultores

Max Canales

Iván Canales

June  18th, 2010

Global Crossing Limited

Wessex House

45 Reid Street

Hamilton HM12

Bermuda

Re:	Registration Statement on Form S-4 (File No. 333-167635)

$750,000,000 aggregate principal amount of 12% Senior Secured Notes due 2015

Ladies and Gentlemen:

We have acted as special Peruvian counsel for Global Crossing Limited (the “Issuer”) and the Issuer’s direct and indirect subsidiaries domiciled in Peru and identified on Annex I attached hereto (the “Peruvian Guarantors”) in connection with the filing of the Registration Statement on Form S-4, originally filed on June 18th, 2010 under Registration Number 333-167635 by the Issuer and its co-registrants listed therein (collectively, the “Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the Trust Indenture Act of 1939, as amended, as the same may be amended from time to time (the “Registration Statement”) relating to the proposed issuance of (a) $750,000,000 in aggregate principal amount of the Issuer’s 12% Senior Secured Notes due 2015 (the “New Notes”) and (b) the guarantees of the New Notes by the Guarantors pursuant to Article 11 of the Indenture

Av. Camino Real 390, Torre Central, Oficina 801 Centro Camino Real, San Isidro, Lima 27 - Perú Tel. (511) 222-5252 Fax (511) 421-4816 www.berlegal.com postmaster@berlegal.com	Sociedad Inscrita en la Partida Nº 11108110 del Registro de Personas Jurídicas de Lima referred to below (collectively, the “Guarantees”). The New Notes are to be issued and guaranteed pursuant to the terms of the Indenture filed as Exhibit 4.22 to the Registration Statement (the “Indenture”) among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee. Upon the Registration Statement becoming effective under the Securities Act, the Issuer and the Guarantors will offer to exchange up to $750,000,000 in aggregate principal amount of New Notes and the related Guarantees for any and all of the Issuer’s outstanding 12% Senior Secured Notes due 2015 and the guarantees thereof by the Guarantors.

For the purpose of giving this Opinion we have examined and relied upon the following documents:

a.	the Indenture, including the guarantee set forth therein; and

b.	the Registration Statement.

In making our examination of records, documents, agreements and certificates we have assumed the authenticity of all documents submitted to us as originals, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Peruvian Guarantors) and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates.

In rendering our Opinion, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Peruvian Guarantors. With regard to the commercial registry excerpts we have assumed that all information capable of recording has been recorded.

We have examined the laws of the Republic of Peru as currently applied by Peruvian courts and as far as in our judgment was necessary for the purpose of this Opinion. We do not purport to be qualified to express an opinion, and we express no opinion in this letter, as to the laws of any jurisdiction other than Peru. This Opinion is governed by and shall be construed in accordance with Peruvian law.

Based upon and subject to the assumptions set out herein and having regard to such legal considerations as we have deemed relevant, we are of the opinion that:

1.	Each of the Peruvian Guarantors is duly organized, validly existing and in good standing under the laws of the republic of Peru and have the corporate power and authority to execute, deliver and perform the Indenture, including the Guarantees of the New Notes by the Peruvian Guarantors contained therein.

Av. Camino Real 390, Torre Central, Oficina 801 Centro Camino Real, San Isidro, Lima 27 - Perú Tel. (511) 222-5252 Fax (511) 421-4816 www.berlegal.com postmaster@berlegal.com	Sociedad Inscrita en la Partida Nº 11108110 del Registro de Personas Jurídicas de Lima

2.	Each of the Peruvian Guarantors has all requisite corporate or other statutory power and authority to duly execute, deliver and perform its obligations under the Indenture.

3.	The execution, delivery and performance of the Indenture, including the Guarantees set forth therein, by each of the Peruvian Guarantors have been duly authorized by all necessary corporate action of each such Peruvian Guarantor.

4.	Each of the Peruvian Guarantors has duly executed and delivered the Indenture.

This Opinion is for your benefit and may also be relied upon by your special counsel, Latham & Watkins LLP, in connection with the filing of the Registration Statement and its opinion with respect to the validity of the securities being registered thereunder. We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act 1933 or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Eduardo Benavides
Berninzon, Benavides, Vargas & Fernández Abogados

Av. Camino Real 390, Torre Central, Oficina 801 Centro Camino Real, San Isidro, Lima 27 - Perú Tel. (511) 222-5252 Fax (511) 421-4816 www.berlegal.com postmaster@berlegal.com	Sociedad Inscrita en la Partida Nº 11108110 del Registro de Personas Jurídicas de Lima

ANNEX 1

PERUVIAN GRANTORS

1.	Telecom Infrastructure Hardware S.R.L., a limited liability company (sociedad commercial de responsabilidad limitada) formed under Peruvian law; and

2.	Global Crossing Peru S.A., a corporation (sociedad anonym) formed under Peruvian Law.;

Av. Camino Real 390, Torre Central, Oficina 801 Centro Camino Real, San Isidro, Lima 27 - Perú Tel. (511) 222-5252 Fax (511) 421-4816 www.berlegal.com postmaster@berlegal.com	Sociedad Inscrita en la Partida Nº 11108110 del Registro de Personas Jurídicas de Lima